EXHIBIT 99.1

                                    FOR: Consolidated Graphics, Inc.

                                CONTACT: Tara Taranto
                                         Consolidated Graphics, Inc.
                                         Investor Relations Manager
                                         (713) 787-0977

                                         Betsy Brod/Keith Curtis
                                         Media:Jennifer Kirksey
                                         Morgen-Walke Associates, Inc.
                                         (212) 850-5600




FOR IMMEDIATE RELEASE



                 CONSOLIDATED GRAPHICS REPORTS YEAR-END RESULTS

     Houston, Texas - April 26, 2000 - Consolidated Graphics, Inc. (NYSE:CGX) today announced results for its fiscal year ended March 31, 2000.

     For the twelve months ended March 31, 2000, total sales increased 43% to $624.9 million compared to $436.0 million in 1999. Net income increased 19% to $38.5 million, or $2.51 per diluted share, versus $32.3 million, or $2.28 per diluted share, in the prior-year period. Operating income for the twelve-month period increased 28% to $77.6 million from $60.7 million.

     Total revenues for the fiscal 2000 fourth quarter increased 30% to $167.8 million compared to $129.3 million in the prior year period. Net income for the fourth quarter was $8.2 million, or $.58 per diluted share, compared to $9.6 million, or $.65 per diluted share in 1999. Operating income for the fourth quarter was $17.9 million, unchanged from the corresponding period in 1999.

     Joe R. Davis, Chairman and Chief Executive Officer, commented, "Our fourth quarter results were in line with our expectations as we continue to address the challenges of current conditions in the printing industry as well as pursue opportunities with our e-business strategy and national account sales initiatives. We continue to be a very profitable company with industry-leading operating margins. These margins were impacted however by our efforts to increase sales volumes in the midst of unfavorable industry conditions, which persisted through much of the quarter, together with marketing costs related to the roll out of our e-business strategy.

     "During the fourth quarter, we made considerable progress with our e-business strategy. We are completing the development of significant branded e-business services, including OPAL (Online Print Asset Library) and COIN (Custom Ordering Interactive Network), which will be highly attractive to our existing print customers as well as open new sales channels. In addition, we have formed CGXMedia to market our ability to provide complementary electronic services to our customers on a national basis."

                                            -MORE-

Consolidated Graphics Reports Year End Results                   Page -2-

     Mr. Davis concluded, "We continue to seek to gain market share in this very competitive print environment. Our national network of printing companies, whose geographic reach and extensive printing capabilities is unmatched in the industry, is well-positioned to serve national accounts and we expect positive developments from recent efforts in this area in the near future. In the meantime, we remain committed to generating above industry average revenue growth rates while maintaining our industry-leading operating margins."

     In addition, the Company announced that it has repurchased 2.1 million shares of its common stock since the adoption of its share buyback program, reducing its total common stock outstanding to 13.7 million shares. The Company's Board of Directors has authorized the repurchase of an additional 1.4 million shares of common stock that may be purchased from time to time in open-market purchases or in privately negotiated block purchase transactions. The amount and timing of any purchases will depend on upon a number of factors, including the price and availability of the Company's shares, general market conditions and certain provisions included in the Company's existing bank credit agreements.

     Consolidated Graphics operates printing companies in 25 states with annualized revenues in excess of $650 million. For more information, visit the Company's Web site at WWW.CONSOLIDATEDGRAPHICS.COM.

     This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance, or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

                                 (Table Follows)

                             CONSOLIDATED GRAPHICS, INC.
                            Consolidated Income Statement
                      (In thousands, except per share amounts)


                                        Three Months Ended       Year Ended
                                            March 31,              March 31,
                                       -------------------   -------------------
                                         2000       1999       2000       1999
                                       --------   --------   --------   --------
Sales ..............................   $167,772   $129,313   $624,895   $435,961
Cost of Sales ......................    119,704     88,924    437,345    298,935
  GROSS PROFIT .....................     48,068     40,389    187,550    137,026
Selling Expense ....................     16,840     12,628     61,267     42,767
General and Administrative Expense .     13,310      9,908     48,677     33,605
  OPERATING INCOME .................     17,918     17,853     77,606     60,654
Interest Expense, net ..............      4,308      2,130     13,476      7,745
  Pretax Income ....................     13,610     15,723     64,130     52,909
Income Taxes .......................      5,442      6,133     25,651     20,634
  NET INCOME .......................   $  8,168   $  9,590   $ 38,479   $ 32,275

Earnings Per Share - Basic .........   $    .58   $    .66   $   2.54   $   2.35

Earnings Per Share - Diluted .......   $    .58   $    .65   $   2.51   $   2.28


Weighted Average Shares Outstanding

                  Basic ............     14,138     14,445     15,155     13,762

                  Diluted ..........     14,195     14,866     15,336     14,126

                                    #   #   #